EXHIBIT 10.17

Note:

Amended and restated to include certain clawback provisions designed to be consistent with the requirements of Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

LUMBER LIQUIDATORS HOLDINGS, INC.

Annual Bonus Plan for Executive Management

1.	PURPOSE OF THE PLAN

The purposes of the Plan are to promote the success of the Company; to provide members of the executive management group of the Company with an opportunity to receive incentive compensation dependent upon that success and to attract, retain and motivate such individuals. The Plan is intended to be a straightforward and flexible program that provides non-equity incentive compensation based upon the executive’s individual performance and the Company’s financial performance.

2.	DEFINTIONS

Award means an incentive award made pursuant to the Plan.

Award Formula means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant.

Award Schedule means the Award Schedule established pursuant to Section 4.1.

Board means the Board of Directors of the Company.

Committee means the Compensation Committee of the Board.

Company means Lumber Liquidators Holdings, Inc. and its successors and direct and indirect subsidiaries.

Participant means a member of the executive management group selected from time to time by the Committee to participate in the Plan.

Performance Goal means the level of performance or matrix of levels of performance established by the Committee as the Performance Goal with respect to a Performance Measure. A Performance Goal may be an absolute goal or a goal relative to the performance of a peer group selected by the Committee. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

LUMBER LIQUDATORS HOLDINGS, INC.

Annual Bonus Plan for Executive Management

Performance Measure means one or more of the following selected by the Committee to measure Company performance for a Performance Period: (a) cash flow and/or free cash flow (before or after dividends), (b) earnings per share as defined by the Company, (c) EBITDA (as defined by the Company), (d) the price of Common Stock, (e) return on equity, (f) total shareholder return, (g) return on capital (including return on total capital or return on invested capital), (h) return on assets or net assets, (i) market capitalization, (j) total enterprise value (market capitalization plus debt), (k) economic value added (or equivalent metric), (l) debt leverage (debt to capital), (m) revenue, (n) income (including net income, operating income, pre or after-tax income or income from continuing operations), (o) operating profit or net operating profit, (p) operating margin or profit margin, (q) return on operating revenue, (r) cash from operations, (s) operating ratio, (t) cash flow per share, (u) market share (v) sales growth (on a gross or net basis), (w) expense levels, (x) store openings, (y) comparable store sales growth, and (z) performance of non-comparable stores. Performance Measures shall be determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. Performance Measures may be established on a Company-wide basis, with respect to one or more business units, divisions or subsidiaries; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

Performance Period means the calendar year.

Plan means the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Executive Management.

3.	ELIGIBILITY

Participants shall be selected by the Committee from among the executive management group of the Company. The selection of an executive as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period. Participants may be added during the course of a Performance Period, in which case any Award to such Participant will be prorated based upon the portion of the Performance Period during which the Participant was included in the Plan.

4.	AWARDS

4.1 Award Schedules. Each Performance Period, the Committee shall establish in writing an Award Schedule for each Participant. Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

LUMBER LIQUIDATORS HOLDINGS, INC.

Annual Bonus Plan for Executive Management

4.2 Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award to the extent that the Performance Goal(s) for such Award are achieved in accordance with the Award Formula for the Performance Period. In addition, an Award to a Participant may also be based in part on satisfaction of objective or subjective individual performance criteria established for the Participant. The Committee shall determine the actual amount of the Award to be paid to each Participant based upon information provided to the Committee by Management.

4.3 Payment of Awards. Awards will be paid in cash. Payments shall be made as soon as practicable after the end of the Performance Period, but in no event later than May 15 following the end of the Performance Period.

4.4 Termination of Employment. Except as otherwise determined by the Committee, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the date of payment.

4.5 Repayment Provisions.

4.5.1 If the Committee determines, in its sole discretion, that all or any portion of any Award issued under the Plan was earned based on financial objectives, performance data, metrics or other information later determined by the Committee, in its sole discretion, to be inaccurate, the Participant who received such Award shall repay to the Company such portion of the Award to the extent required by the Committee. Repayment will not be required unless the Committee has made its determinations under this Section within three (3) years of the date the Award was earned or, if later, paid. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. A Participant’s acceptance of any Award under the Plan constitutes acceptance of the repayment provisions described in this Section.

4.5.2 If the Committee determines, in its sole discretion, that a Participant, at any time, willfully engaged in conduct that is harmful to the Company, the Participant shall repay to the Company all or any portion of any Award issued under the Plan to the extent required by the Committee. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. A Participant’s acceptance of any Award under the Plan constitutes acceptance of the repayment provisions described in this Section.

4.5.3 If, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then the Company will, with the approval of the Committee, require each Participant or former Participant who received an Award during the three fiscal year-period preceding the date of such restatement to repay to the Company all or a portion of such Awards. The repayment amount shall equal the difference between the amount paid under the Award or Awards and the amount, if any, that would have been paid based on the restated financial statements. The Committee shall determine and approve the amount of such forfeited or

LUMBER LIQUIDATORS HOLDINGS, INC.

Annual Bonus Plan for Executive Management

repayment amount. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. A Participant’s acceptance of any Award under the Plan constitutes acceptance of the repayment provisions described in this Section.

This Section 4.5.3 is intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder and should be interpreted accordingly.

5.	ADMINISTRATION

The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

6.	MISCELLANEOUS

6.1 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

6.2 Amendment or Termination of the Plan. The Committee may, at any time, amend or discontinue the Plan in any respect.

6.3 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

6.4 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause and with or without notice.

6.5 Applicable Law. The Plan and all Awards and actions taken thereunder shall be governed by the laws of the Commonwealth of Virginia, applied without regard to conflict-of-law principles.

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